SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into as of April 9, 2013 by and between CIRCOR International, Inc. (“CIRCOR” or “Company”) and Scott A. Buckhout (the “Executive”).

WHEREAS, CIRCOR presently employs the Executive in which capacity the Executive serves as President and Chief Executive Officer of the Company and as an officer and/or director of other direct and indirect subsidiaries of the Company; and
WHEREAS, the Company desires to provide severance compensation to the Executive upon the occurrence of certain events; and
WHEREAS, in exchange for the severance compensation provided for under this Agreement, Executive agrees to certain non-competition and non-solicitation covenants as set forth herein,
NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby covenant and agree with each other as follows:
1.Definitions. For purposes of the Agreement, the following terms shall have the following meanings:
(a)    “Base Salary” shall mean the Executive’s annual base salary.
(b)    “Disability” shall mean, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company on a full-time basis for 180 calendar days in the aggregate in any twelve month period.
(c)    “For Cause” shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board of Directors of the Company (the “Board”); or (iv) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Board.

(d)    “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution or other material adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (b)  an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (c) a material breach of this Agreement by the Company; or (d) a material change in the geographic location at which the Executive provides services to the Company.
“Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event within 60 days of such occurrence; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason event continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.
(e)    “Target Bonus” shall mean the target bonus (ordinarily expressed as a percentage of base salary) for the Executive under the Company’s annual short-term bonus or other similar plan on account of performance against certain goals for a given fiscal year.
2. Severance Payment.
(a)    Termination by the Company For Cause, Death or Disability. Upon termination of the Executive’s employment by the Company for Cause, death, or Disability, the Company shall, through the Date of Termination (hereinafter defined), pay Executive his accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement or as required by law, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
(b)    Termination by the Executive other than for Good Reason. If Executive’s employment is terminated by the Executive other than for Good Reason, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(c)    Termination by the Company Other Than for Cause, Death or Disability or by the Executive for Good Reason. If Executive’s employment is terminated (i) by the Company other than For Cause or Executive’s death or Disability or (ii) by the Executive for Good Reason, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation, if any. In addition, if the Executive signs a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 21 days of the receipt of the Release and does not revoke such Release during the seven-day revocation period:
(i)    the Company shall pay Executive a lump sum payment equal to the Executive’s current Base Salary plus Target Bonus in effect during the fiscal year in which such termination occurs; and
(ii)    as required by COBRA, Executive will be given the option to continue medical and dental insurance for a period of up to eighteen (18) months from the Termination Date or as otherwise provided by law under COBRA. If COBRA coverage is elected, then the Company and Executive each will make payments directly to the COBRA administrator for the cost of such coverage in accordance with their same percentage contributions made toward medical and dental coverage immediately prior to the Date of Termination for the first twelve (12) months following the Termination Date after which time Executive shall be responsible for paying the full premium for the remainder of the COBRA coverage period. Executive’s eligibility for COBRA coverage (and therefore any obligation on the part of the Company with respect to such coverage) shall cease on the earlier of eighteen (18) months after the Date of Termination and such date as Executive becomes eligible for medical/dental insurance under another group health insurance plan (as defined by COBRA).
(d)    Termination Covered Under Executive Change of Control Agreement. If Executive’s employment is terminated under circumstances that would afford Executive certain rights under the Executive Change of Control Agreement currently in effect between the Company and Executive (or any successor agreement), the provisions of the Executive Change of Control Agreement shall govern and this Agreement shall have no force and effect, it being intended that the Executive Change of Control Agreement shall govern the rights and obligations of the parties in the event of a termination covered under the Executive Change of Control Agreement and this Agreement shall govern the rights and obligations of the parties in the event of any other termination.
3. Notice of Termination. Any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon.
4. Date of Termination. The “Date of Termination” shall be the date on which Notice of Termination is provided by either party or such later date as may be specified in such Notice of Termination.

5. Withholding. All payments made to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
6. No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to any provision of this Agreement, including any payment under Section 2. Further, except as otherwise provided herein, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
7. Non-Competition and Non-Solicitation Covenants; Confidentiality. In consideration of the benefits afforded the Executive under the terms provided in this Agreement, Executive agrees that
(a) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company’s or its affiliates’ products which are produced by the Company or its affiliates as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or any affiliate conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and
(b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or its affiliates without providing the Company with ten (10) days’ prior written notice of such proposed employment.
(c) in the course of Executive’s employment with the Company (and, if applicable, its predecessors), Executive has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the

Company’s and its affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company, as appropriate, of such event, shall cooperate with the Company, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry (the “Fluid-Control Industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company, all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The provisions of this Paragraph 7(c) shall survive termination of this Agreement for any reason.
Should Executive violate any of the provisions of paragraphs 7(a) or (b), then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.
8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At Executive’s home address as shown in the Company’s personnel records;

If to the Company:

CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attn:    Chairman of the Board
Attn:    Vice President-Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.
10. Amendment; Other Agreements. No provisions of this Agreement may be amended, modified, or discharged unless such amendment, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
11. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).
12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
13. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of 30 days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 7 of this Agreement. Furthermore, should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 1(b) or 2(a), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company’s doctor and Executive’s doctor conflict, the Company’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding.
14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
15. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and Target Bonus Opportunity) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys’ fees and costs.
16. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18. Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CIRCOR INTERNATIONAL, INC.
By: /s/ David F. Dietz
David F. Dietz
Chairman of the Board
April 9, 2013
EXECUTIVE
/s/ Scott A. Buckhout
Scott A. Buckhout

April 9, 2013

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